Exhibit 99.1
FIRST BANCORP. ANNOUNCES EARNINGS FOR THE QUARTER ENDED MARCH 31, 2024
SAN JUAN, Puerto Rico – April 23, 2024 – First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $73.5 million, or $0.44 per diluted share, for the first quarter of 2024, compared to $79.5 million, or $0.46 per diluted share, for the fourth quarter of 2023, and $70.7 million, or $0.39 per diluted share, for the first quarter of 2023.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We continue to successfully navigate the challenging interest rate cycle delivering another quarter of strong operating results. Consistent with our guidance, we grew the loan portfolio for the ninth consecutive quarter, prudently managed our expense base, sustained our profitability profile, and returned over 100% of earnings in the form of buybacks and dividends during the first quarter.

Core deposit balances stabilized during the quarter although we continue to see internal migration of customers seeking higher yields in time deposits, as expected. That said, we remain well positioned to redeploy investment portfolio cash flows into higher-yielding assets under a higher-for-longer interest rate environment which should be margin accretive for the year. Early delinquency metrics improved and we took advantage of market opportunities to sell a portfolio of previously charged-off consumer loans which positively impacted the provision expense for the quarter.
Multiple technological investments are planned throughout the year to continue strengthening our competitive position in the markets we serve, including the recently announced strategic partnership with nCino which we believe will simplify our commercial lending operations and allow for a more seamless and agile interaction with our clients. We have ample balance sheet flexibility to execute on our business plans while navigating the current operating environment and look forward to sharing our progress with all stakeholders over the course of the year."
	Q1	Q4	Q1
	2024	2023	2023
(in thousands, except per share and financial ratios)	Financial Highlights
Net interest income	$196,520	$196,682	$200,885
Provision for credit losses	$12,167	$18,812	$15,502
Non-interest income	$33,983	$33,609	$32,518
Non-interest expenses	$120,923	$126,605	$115,268
Income before income taxes	$97,413	$84,874	$102,633
Income tax expense	$23,955	$5,385	$31,935
Net Income	$73,458	$79,489	$70,698
	Selected Financial Data
Net Interest Margin	4.16%	4.14%	4.34%
Efficiency Ratio	52.46%	54.98%	49.39%
Earnings per share - diluted	$0.44	$0.46	$0.39
Book Value per Share	$8.88	$8.85	$7.82
Tangible Book Value per Share (1)	$8.58	$8.54	$7.50
Return on Average Common Equity	19.56%	23.69%	21.00%
Return on Average Assets	1.56%	1.70%	1.55%
(1) Represents a non-GAAP financial measure. Refer to “Non-GAAP Financial Measures” for the definition of and additional information about this non-GAAP financial measure.
Results for First Quarter of 2024 compared to Fourth Quarter 2023

Profitability
Net Income – $73.5 million, or $0.44 per diluted share compared to $79.5 million, or $0.46 per diluted share. Net income for the respective periods included $0.9 million ($0.6 million after-tax) and $6.3 million ($3.9 million after-tax, or a decrease of $0.03 per diluted share), respectively, related to the estimated Federal Deposit Insurance Corporation (“FDIC”) special assessment expense.
Income before income taxes – $97.4 million compared to $84.9 million.

Adjusted pre-tax, pre-provision income (Non-GAAP)(1) – $110.5 million, compared to $110.0 million.

Net interest income – $196.5 million compared to $196.7 million. The decrease includes a net reduction of $1.1 million associated with the effect of one less day in the first quarter of 2024. Net interest margin increased to 4.16%, compared to 4.14%.

Provision for credit losses – $12.2 million compared to $18.8 million. First quarter of 2024 includes a $9.5 million recovery associated with a bulk sale of fully charged-off consumer loans, a $5.0 million recovery of a commercial and industrial loan and higher volume of loans.
Non-interest expenses – $120.9 million compared to $126.6 million, mainly driven by the aforementioned $6.3 million FDIC special assessment recognized in the fourth quarter of 2023. The efficiency ratio was 52.46%, compared to 54.98%. On a non-GAAP basis, excluding the FDIC special assessment, the adjusted efficiency ratio(1) was 52.05% and 52.24%, respectively.

Balance Sheet
Total loans – grew by $130.7 million, primarily attributed to growth in the commercial and construction loan portfolios in the Puerto Rico and Florida regions. Total loan originations, other than credit card utilization activity, of $1.1 billion, down $214.9 million.
Core deposits (other than brokered and government deposits) – $12.6 billion, decreased by $25.8 million, reflecting a decline of $28.3 million in the Florida region, partially offset by increases of $1.3 million in the Virgin Islands region and $1.2 million in the Puerto Rico region. This decrease is net of a $93.9 million increase in time deposits.
Government deposits (fully collateralized) – increased by $73.0 million and totaled $3.2 billion. Variance reflects growth of $56.8 million in the Puerto Rico region, $14.2 million in the Virgin Islands region, and $2.0 million in the Florida region.

Asset Quality
Allowance for credit losses (“ACL”) coverage ratio – 2.14%, compared to 2.15%. Annualized net charge-offs to average loans ratio decreased to 0.37% (31 basis points decrease due to aforementioned bulk sale), compared to 0.69%.
Non-performing assets – Increased by $3.7 million to $129.6 million, mainly driven by inflow of a $10.5 million commercial and industrial loan in the Florida region, partially offset by lower other real estate owned (“OREO”).

Liquidity and Capital
Liquidity – Cash and cash equivalents increased to $684.5 million, compared to $663.2 million. When adding $2.0 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.7 billion, or 14.45% of total assets, compared to 14.93%. Including the $972.5 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 19.60% of total assets, compared to 19.82%.
Capital – Repurchased $50.0 million of common stock and paid $26.6 million in common stock dividends. Capital ratios exceeded required regulatory levels. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 18.36%, 15.90%, 15.90%, and 10.65%, respectively, as of March 31, 2024. On a non-GAAP basis, the tangible common equity ratio(1) amounted to 7.59% compared to 7.67%.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 2 of 30
NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income and adjusted earnings per diluted share, adjusted pre-tax, pre-provision income, adjusted non-interest expenses, and adjusted efficiency ratio exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and adjusted net interest income margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.
Special Items
The financial results for the first quarter of 2024 and fourth quarter of 2023 included the following Special Item:

FDIC Special Assessment Expense

On November 16, 2023, the FDIC approved a final rule to implement a special assessment to recover the loss to the Deposit Insurance Fund associated with protecting uninsured deposits following certain financial institution failures during the first half of 2023. Under the final rule, the FDIC will collect the special assessment at a quarterly rate of 3.36 basis points to be applied to the special assessment base during an eight-quarter collection period. The base for the special assessment is equal to the estimated uninsured deposits reported for the December 31, 2022 reporting period, adjusted to exclude the first $5 billion of such amount. As such, during the fourth quarter of 2023, the Corporation recorded a charge of $6.3 million ($3.9 million after-tax, calculated based on the statutory tax rate of 37.5%).

Under the final rule, the FDIC retains the ability to cease collection early, extend the special assessment collection period, or impose an additional shortfall special assessment on a one-time basis after the receiverships of the two failed institutions are terminated. During the first quarter of 2024, the FDIC informed that the estimated loss attributable to the protection of uninsured depositors of the financial institution failures increased, when compared with the estimate described in the final rule. As such, the Corporation recorded a $0.9 million ($0.6 million after-tax, calculated based on the statutory tax rate of 37.5%) additional expense to increase the estimated FDIC special assessment to $7.3 million.

The FDIC special assessment is reflected in the condensed consolidated statements of income as part of “FDIC deposit insurance” expenses.

Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance, which are regarded as Special Items.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 3 of 30
Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangible assets. Tangible assets are total assets less goodwill and other intangible assets. Tangible common equity ratio is tangible common equity divided by tangible assets. Tangible book value per common share is tangible assets divided by common shares outstanding. Refer to the Tangible Common Equity section for a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Refer to Exhibit A hereto for a reconciliation of the Corporation’s net interest income to adjusted net interest income excluding valuations, and on a tax-equivalent basis. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 4 of 30
NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $73.5 million for the first quarter of 2024, or $0.44 per diluted share, compared to $79.5 million, or $0.46 per diluted share, for the fourth quarter of 2023. The following table reconciles, for the first quarter of 2024 and fourth quarter of 2023, net income to adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures that exclude the significant Special Item identified above, and shows, for the first quarter of 2023, net income and earnings per diluted share.

	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
(In thousands, except per share information)
Net income, as reported (GAAP)	$73,458	$79,489	$70,698
Adjustments:
FDIC special assessment expense	947	6,311	-
Income tax impact of adjustments (1)	(355)	(2,367)	-
Adjusted net income attributable to common stockholders (non-GAAP)	$74,050	$83,433	$70,698
Weighted-average diluted shares outstanding	167,798	171,351	181,236
Earnings Per Share - diluted (GAAP)	$0.44	$0.46	$0.39
Adjusted Earnings Per Share - diluted (non-GAAP)	$0.44	$0.49	$0.39

(1)	See Non-GAAP Disclosures - Special Items - FDIC Special Assessment Expense above for discussion of the individual tax impact related to the above adjustments.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $97.4 million for the first quarter of 2024, compared to $84.9 million for the fourth quarter of 2023. Adjusted pre-tax, pre-provision income was $110.5 million for the first quarter of 2024, compared to $110.0 million for the fourth quarter of 2023. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

	Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
(Dollars in thousands)
Income before income taxes	$97,413	$84,874	$108,990	$100,939	$102,633
Add: Provision for credit losses expense	12,167	18,812	4,396	22,230	15,502
Add: FDIC special assessment expense	947	6,311	-	-	-
Less: Gain recognized from legal settlement	-	-	-	(3,600)	-
Less: Gain on early extinguishment of debt	-	-	-	(1,605)	-
Adjusted pre-tax, pre-provision income (1)	$110,527	$109,997	$113,386	$117,964	$118,135
Change from most recent prior period (amount)	$530	$(3,389)	$(4,578)	$(171)	$(4,107)
Change from most recent prior period (percentage)	0.5%	-3.0%	-3.9%	-0.1%	-3.4%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 5 of 30
NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net Interest Income
Interest income	$268,505	$265,481	$263,405	$252,204	$242,396
Interest expense	71,985	68,799	63,677	52,389	41,511
Net interest income	$196,520	$196,682	$199,728	$199,815	$200,885

Average Balances
Loans and leases	$12,207,840	$12,004,881	$11,783,456	$11,591,516	$11,519,399
Total securities, other short-term investments and interest-bearing cash balances	6,720,395	6,835,407	7,325,226	7,333,989	7,232,347
Average interest-earning assets	$18,928,235	$18,840,288	$19,108,682	$18,925,505	$18,751,746

Average interest-bearing liabilities	$11,838,159	$11,665,459	$11,671,938	$11,176,385	$10,957,892

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.69%	5.59%	5.47%	5.35%	5.24%
Average rate on interest-bearing liabilities - GAAP	2.44%	2.34%	2.16%	1.88%	1.54%
Net interest spread - GAAP	3.25%	3.25%	3.31%	3.47%	3.70%
Net interest margin - GAAP	4.16%	4.14%	4.15%	4.23%	4.34%

Net interest income amounted to $196.5 million for the first quarter of 2024, a decrease of $0.2 million, compared to $196.7 million for the fourth quarter of 2023, which includes a net reduction of approximately $1.1 million associated with the effect of one less day in the first quarter of 2024. The decrease in net interest income reflects the following:

•	A $3.3 million net increase in interest expense on interest-bearing deposits, consisting of:

-	A $2.2 million increase in interest expense on brokered CDs, primarily related to a $177.7 million increase in the average balance of this portfolio.

-
A $2.1 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to approximately $1.6 million associated with higher rates paid in the first quarter of 2024 on new issuances and renewals, and $0.8 million of additional interest expense associated with a $99.5 million increase in the average balance, partially offset by $0.3 million associated with the effect of one less day in the first quarter of 2024. The average cost of non-brokered time deposits in the first quarter of 2024 increased 22 basis points to 3.39% when compared to the previous quarter.

Partially offset by:

-
A $1.0 million decrease in interest expense on interest-bearing checking and saving accounts, of which approximately $0.4 million was driven by a decrease in average rates paid in the first quarter of 2024, primarily on public sector deposits; $0.3 million was due to a $100.9 million decrease in the average balance; and $0.3 million was associated with the effect of one less day in the first quarter of 2024. The average cost of interest-bearing checking and saving accounts, excluding public sector deposits, remained stable at 0.75% in the first quarter of 2024, when compared to the previous quarter.

•
A $0.5 million net decrease in investment securities, driven by a $0.3 million decrease in interest income on debt securities mainly associated with a $146.4 million decrease in the average balance and a $0.2 million decrease in interest income associated with dividends received on other equity securities during the fourth quarter of 2023.

Partially offset by:

•	A $3.2 million net increase in interest income on loans, consisting of:

-
A $2.5 million increase in interest income on commercial and construction loans, due to a $3.6 million increase in interest income associated with a $156.9 million increase in the average balance of this portfolio, which includes the full effect of the $150.0 million commercial and industrial participated loan funded late in the fourth quarter of 2023 in connection with the financial closing of a public-private partnership (P3) for improvement of infrastructure for toll roads, and higher market interest rates. This variance was partially offset by $1.1 million associated with the effect of one less day in the first quarter of 2024.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 6 of 30
-
A $0.9 million increase in interest income on consumer loans and finance leases, due to a $1.6 million increase in interest income related to an increase of $48.2 million in the average balance of this portfolio, mainly in the auto loans and finance leases portfolios, and higher yields, partially offset by $0.7 million associated with the effect of one less day in the first quarter of 2024.

Partially offset by:

-
A $0.2 million decrease in interest income on residential mortgage loans, mainly driven by higher collections on nonaccrual loans during the fourth quarter of 2023, including $0.5 million recognized on the payoff of a nonaccrual loan in the Puerto Rico region.

•
A $0.3 million increase in interest income from interest-bearing cash balances, driven by a $29.4 million increase in the average balance of interest-bearing cash balances, primarily consisting of cash balances deposited at the Federal Reserve Bank (“FED”).

Net interest margin for the first quarter of 2024 was 4.16%, a 2 basis points increase when compared to the fourth quarter of 2023, mostly reflecting a change in asset mix from lower-yielding interest-earning assets to higher-yielding interest-earning assets, partially offset by an increase in the cost of interest-bearing deposits.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
(In thousands)
Service charges and fees on deposit accounts	$9,662	$9,662	$9,552	$9,287	$9,541
Mortgage banking activities	2,882	2,094	2,821	2,860	2,812
Gain on early extinguishment of debt	-	-	-	1,605	-
Insurance commission income	5,507	2,379	2,790	2,747	4,847
Card and processing income	11,312	11,015	10,841	11,135	10,918
Other non-interest income	4,620	8,459	4,292	8,637	4,400
Non-interest income	$33,983	$33,609	$30,296	$36,271	$32,518

Non-interest income increased by $0.4 million to $34.0 million for the first quarter of 2024, compared to $33.6 million for the fourth quarter of 2023, mainly due to:

•
A $3.1 million increase in insurance commission income mainly driven by $3.2 million in seasonal contingent commissions recorded in the first quarter of 2024 based on the prior year’s production of insurance policies.

•
A $0.8 million increase in revenues from mortgage banking activities, mainly driven by an increase in the net realized gain on sales of residential mortgage loans in the secondary market due to a higher volume of sales and higher margins. During the first quarter of 2024 and fourth quarter of 2023, net realized gains of $1.1 million and $0.4 million, respectively, were recognized as a result of Government National Mortgage Association (“GNMA”) securitization transactions and whole loan sales to U.S. government-sponsored enterprises amounting to $31.5 million and $23.7 million respectively.

•	A $0.3 million increase in card and processing income, mainly in merchant-related fees, due to higher transactional volumes.

Partially offset by:

•	A $3.8 million decrease in other non-interest income, mainly driven by a $3.0 million gain recognized on the sale of a banking premise in the Florida region during the fourth quarter of 2023.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 7 of 30
NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
(In thousands)
Employees' compensation and benefits	$59,506	$55,584	$56,535	$54,314	$56,422
Occupancy and equipment	21,381	21,847	21,781	21,097	21,186
Business promotion	3,842	6,725	4,759	4,167	3,975
Professional service fees:
Collections, appraisals and other credit-related fees	1,366	952	930	1,231	848
Outsourcing technology services	7,469	7,003	7,261	7,278	8,141
Other professional fees	3,841	3,295	2,831	3,087	2,984
Taxes, other than income taxes	5,129	5,535	5,465	5,124	5,112
FDIC deposit insurance	3,102	8,454	2,143	2,143	2,133
Other insurance and supervisory fees	2,293	2,308	2,356	2,352	2,368
Net gain on OREO operations	(1,452)	(1,005)	(2,153)	(1,984)	(1,996)
Credit and debit card processing expenses	5,751	7,360	6,779	6,540	5,318
Communications	2,097	2,134	2,219	1,992	2,216
Other non-interest expenses	6,598	6,413	5,732	5,576	6,561
Total non-interest expenses	$120,923	$126,605	$116,638	$112,917	$115,268

Non-interest expenses amounted to $120.9 million in the first quarter of 2024, a decrease of $5.7 million, from $126.6 million in the fourth quarter of 2023. Non-interest expenses for the first quarter of 2024 and fourth quarter of 2023 include the aforementioned FDIC special assessment expense of $0.9 million and $6.3 million, respectively. On a non-GAAP basis, excluding the effect of this Special Item, adjusted non-interest expenses decreased by $0.3 million mainly due to:
•	A $2.9 million decrease in business promotion expenses, mainly as a result of decreases in advertising and public relations activities.

•	A $1.6 million decrease in credit and debit card processing expenses, mainly due to $1.3 million in certain credit card expense reimbursements recognized during the first quarter of 2024.

•	A $0.4 million decrease in occupancy and equipment expenses, in part due to a decrease in depreciation charges.

•	A $0.4 million increase in net gain on OREO operations, mainly driven by an increase in net realized gains on sales of OREO properties, primarily residential properties in Puerto Rico.

•	A $0.4 million decrease in taxes, other than income taxes, mainly in the municipal tax accrual.

Partially offset by:

•
A $3.9 million increase in employees’ compensation and benefits expense, mainly driven by a seasonal increase in payroll taxes and bonuses, and stock-based compensation expense of retirement-eligible employees.

•	A $1.4 million increase in professional service fees, mainly in consulting fees, in part driven to information technology infrastructure enhancements.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 8 of 30
INCOME TAXES

The Corporation recorded an income tax expense of $23.9 million for the first quarter of 2024, compared to $5.4 million for the fourth quarter of 2023. The fourth quarter of 2023 included a reduction in the effective tax rate for the year related to higher than previously forecasted business activities during the fourth quarter with preferential tax treatment under the Puerto Rico tax code, coupled with a lower pre-tax income.

The Corporation’s estimated annual effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 24.3% for the first quarter of 2024, compared to 23.5% for the fourth quarter of 2023. As of March 31, 2024, the Corporation had a deferred tax asset of $147.7 million, net of a valuation allowance of $140.1 million against the deferred tax assets.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Nonaccrual loans held for investment:
Residential mortgage	$32,685	$32,239	$31,946	$33,252	$36,410
Construction	1,498	1,569	1,640	1,677	1,794
Commercial mortgage	11,976	12,205	21,632	21,536	21,598
Commercial and Industrial	25,067	15,250	18,809	9,194	13,404
Consumer and finance leases	21,739	22,444	19,137	16,362	15,936
Total nonaccrual loans held for investment	$92,965	$83,707	$93,164	$82,021	$89,142
OREO	28,864	32,669	28,563	31,571	32,862
Other repossessed property	6,226	8,115	7,063	5,404	4,743
Other assets (1)	1,551	1,415	1,448	2,111	2,203
Total non-performing assets (2)	$129,606	$125,906	$130,238	$121,107	$128,950

Past due loans 90 days and still accruing (3)	$57,515	$59,452	$62,892	$63,211	$74,380
Nonaccrual loans held for investment to total loans held for investment	0.76%	0.69%	0.78%	0.70%	0.77%
Nonaccrual loans to total loans	0.75%	0.69%	0.78%	0.70%	0.77%
Non-performing assets to total assets	0.69%	0.67%	0.70%	0.63%	0.68%

(1)	Residential pass-through mortgage-backed security ("MBS") issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)
Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $8.6 million as of March 31, 2024 (December 31, 2023- $8.3 million; September 30, 2023 - $8.9 million; June 30, 2023 - $9.5 million; March 31, 2023 - $10.4 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.8 million as of March 31, 2024 (December 31, 2023- $7.9 million; September 30, 2023 - $8.5 million; June 30, 2023 - $6.5 million; March 31, 2023 - $7.1 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

•
Total non-performing assets increased by $3.7 million to $129.6 million as of March 31, 2024, compared to $125.9 million as of December 31, 2023. Total nonaccrual loans held for investment increased by $9.3 million to $93.0 million as of March 31, 2024, compared to $83.7 million as of December 31, 2023.

The increase in non-performing assets was mainly driven by:

-	The inflow to nonaccrual status of a $10.5 million commercial and industrial loan in the Florida region in the power generation industry during the first quarter of 2024.

-	A $0.5 million increase in nonaccrual residential mortgage loans.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 9 of 30
Partially offset by:

-	A $3.8 million decrease in the OREO portfolio balance, mainly attributable to the sale of residential properties in the Puerto Rico region.

-	A $1.9 million decrease in other repossessed property, consisting of repossessed automobiles.

-	A $0.7 million decrease in nonaccrual consumer loans, consisting mainly of auto loans and finance leases.

•
Inflows to nonaccrual loans held for investment were $46.8 million in the first quarter of 2024, an increase of $11.9 million, compared to inflows of $34.9 million in the fourth quarter of 2023. The increase was mostly related to the aforementioned inflow of the $10.5 million commercial and industrial loan in the Florida region. Inflows to nonaccrual consumer loans were $31.2 million, an increase of $3.1 million compared to inflows of $28.1 million in the fourth quarter of 2023. Inflows to nonaccrual residential mortgage loans were $4.6 million in the first quarter of 2024, a decrease of $0.7 million compared to inflows of $5.3 million in the fourth quarter of 2023. See Early Delinquency below for additional information.

•
Adversely classified commercial and construction loans increased by $9.0 million to $76.5 million as of March 31, 2024, mainly driven by the aforementioned inflow to nonaccrual status of a $10.5 million commercial and industrial loan in the Florida region.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $133.7 million as of March 31, 2024, a decrease of $17.1 million, compared to $150.8 million as of December 31, 2023. The variances by major portfolio categories are as follows:

•	Consumer loans in early delinquency decreased by $15.5 million to $96.5 million, mainly in the auto loan portfolio.

•	Residential mortgage loans in early delinquency decreased by $4.0 million to $32.5 million.

•
Commercial and construction loans in early delinquency increased by $2.4 million to $4.7 million, mainly due to certain commercial loans that matured and are in the process of renewal but for which the Corporation continues to receive interest and principal payments from the borrower.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 10 of 30
Allowance for Credit Losses
The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the first quarter of 2024 and fourth quarter of 2023:

	Quarter ended March 31, 2024
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$57,397	$71,426	$133,020	$261,843	$4,638	$2,197	$511	$269,189
Provision for credit losses - (benefit) expense	(464)	(2,799)	16,180	12,917	281	(962)	(69)	12,167
Net (charge-offs) recoveries	(244)	4,710	(15,634)	(11,168)	-	-	-	(11,168)
Allowance for credit losses, end of period	$56,689	$73,337	$133,566	$263,592	$4,919	$1,235	$442	$270,188
Amortized cost of loans and finance leases	$2,801,587	$5,830,014	$3,679,847	$12,311,448
Allowance for credit losses on loans to amortized cost	2.02%	1.26%	3.63%	2.14%

	Quarter ended December 31, 2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$57,200	$76,875	$129,540	$263,615	$4,761	$2,250	$465	$271,091
Provision for credit losses - (benefit) expense	(90)	(4,905)	23,970	18,975	(123)	(53)	13	18,812
Net recoveries (charge-offs)	287	(544)	(20,490)	(20,747)	-	-	33	(20,714)
Allowance for credit losses, end of period	$57,397	$71,426	$133,020	$261,843	$4,638	$2,197	$511	$269,189
Amortized cost of loans and finance leases	$2,821,726	$5,706,092	$3,657,665	$12,185,483
Allowance for credit losses on loans to amortized cost	2.03%	1.25%	3.64%	2.15%

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 11 of 30
The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of March 31, 2024, the ACL for loans and finance leases was $263.6 million, an increase of $1.8 million, from $261.8 million as of December 31, 2023. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.14% as of March 31, 2024, compared to 2.15% as of December 31, 2023. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 283.54% as of March 31, 2024, compared to 312.81% as of December 31, 2023.
The ACL for commercial and construction loans increased by $1.9 million to $73.3 million as of March 31, 2024, when compared to December 31, 2023, mainly due to increased volume, particularly in the commercial and industrial loan portfolio, coupled with a deterioration on the economic outlook of certain macroeconomic variables.
The ACL for consumer loans increased by $0.6 million mainly due to increases in historical charge-off levels, mainly in credit cards, and increases in portfolio volumes in the auto loan and finance leases portfolios. Such increase was partially offset by updated macroeconomic variables, mainly in the projection of unemployment rates across all regions.
Meanwhile, the ACL for residential mortgage loans decreased by $0.7 million, mainly due to updated macroeconomic variables, mainly in the projection of unemployment rates, partially offset by newly originated loans that have a longer life.
The provision for credit losses on loans and finance leases was $12.9 million for the first quarter of 2024, compared to $19.0 million in the fourth quarter of 2023.
-
Provision for credit losses for the consumer loan and finance lease portfolios was an expense of $16.2 million for the first quarter of 2024, compared to an expense of $24.0 million for the fourth quarter of 2023. The decrease in provision expense reflects a $9.5 million recovery associated with the aforementioned bulk sale during the first quarter of 2024 and updated macroeconomic variables, partially offset by increases in charge-off levels, mainly in credit cards, and increases in portfolio volume.

-
Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $0.5 million for the first quarter of 2024, compared to a net benefit of $0.1 million for the fourth quarter of 2023. The net benefit recorded during the first quarter of 2024 was mainly due to updated macroeconomic variables, partially offset by newly originated loans that have a longer life.

-
Provision for credit losses for the commercial and construction loan portfolios was a net benefit of $2.8 million for the first quarter of 2024, compared to a net benefit of $4.9 million for the fourth quarter of 2023. The net benefit recorded during the first quarter of 2024 was mainly driven by the aforementioned $5.0 million recovery of a commercial and industrial loan in the Puerto Rico region, partially offset by a deterioration on the economic outlook of certain macroeconomic variables and increased volume. Meanwhile, the net benefit recorded during the fourth quarter of 2023 was mainly driven by an improvement on the economic outlook of certain macroeconomic variables, such as the commercial real estate (“CRE”) price index, which was partially offset by increased volume particularly in the commercial and industrial loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 12 of 30
Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	March 31, 2024		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Residential mortgage	0.03%		-0.04%	-0.01%	0.06%	0.07%
Construction	-0.02%		0.01%	-3.18%	-0.99%	-0.17%
Commercial mortgage	-0.01%		0.09%	-0.01%	0.01%	-0.03%
Commercial and Industrial	-0.59%		0.00%	-0.02%	0.87%	0.00%
Consumer loans and finance leases	1.70%	(1)	2.26%	1.79%	1.51%	1.54%
Total loans	0.37%	(1)	0.69%	0.48%	0.67%	0.46%

(1)
The $9.5 million recovery associated with the bulk sale of fully charged-off consumer loans during the first quarter of 2024 reduced the consumer loans and finance leases and total net charge-offs to related average loans for the quarter ended March 31, 2024 by 104 basis points and 31 basis points, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $11.2 million for the first quarter of 2024, or an annualized 0.37% of average loans, compared to $20.8 million, or an annualized 0.69% of average loans, in the fourth quarter of 2023. The $9.6 million decrease in net charge-offs was mainly driven by a $9.5 million recovery associated with the aforementioned bulk sale of fully charged-off consumer loans during the first quarter of 2024, which reduced the total net charge-offs ratio by 31 basis points, and a $5.0 million recovery associated with a commercial and industrial loan in the Puerto Rico region, partially offset by an increase in consumer loans charge-offs reflected in the auto loans, finance leases and credit cards portfolios.
Allowance for Credit Losses for Unfunded Loan Commitments

As of March 31, 2024, the ACL for off-balance sheet credit exposures increased to $4.9 million, compared to $4.6 million as of December 31, 2023

Allowance for Credit Losses for Debt Securities

As of March 31, 2024, the ACL for debt securities was $1.6 million, of which $1.2 million related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $2.7 million and $2.2 million, respectively, as of December 31, 2023.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 13 of 30
LIQUIDITY

Cash and cash equivalents increased by $21.4 million to $684.5 million as of March 31, 2024. When adding $2.0 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.7 billion as of March 31, 2024, or 14.45% of total assets, compared to $2.8 billion, or 14.93% of total assets as of December 31, 2023. In addition, as of March 31, 2024, the Corporation had $972.5 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government-sponsored enterprises’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 19.60% as of March 31, 2024, compared to 19.82% as of December 31, 2023.
In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation does not consider borrowing capacity from the FED Discount Window as a primary source of liquidity but had approximately $1.6 billion available for funding under the FED’s Borrower-In-Custody (“BIC”) Program as of March 31, 2024. Also, the Corporation has access to financing with other counterparties through repurchase agreements. Combined, as of March 31, 2024, the Corporation had $5.4 billion, or 121% of estimated uninsured deposits (excluding fully collateralized government deposits), available to meet liquidity needs.
The Corporation’s total deposits, excluding brokered CDs, amounted to $15.8 billion as of each of March 31, 2024 and December 31, 2023, which includes government deposits of $3.2 billion that are fully collateralized. Excluding fully collateralized government deposits and FDIC-insured deposits, as of March 31, 2024, the estimated amount of uninsured deposits amounted to $4.4 billion, which represent 27.93% of total deposits, compared to $4.4 billion, or 28.13% of total deposits, as of December 31, 2023. Refer to Table 10 in the accompanying tables (Exhibit A) for additional information about the deposits composition.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 14 of 30
STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.9 billion as of March 31, 2024, down $18.6 million from December 31, 2023.
The following variances within the main components of total assets are noted:
•
A $21.4 million increase in cash and cash equivalents, related to the cash flows from the investment securities portfolio, partially offset by loan growth, the repurchases of common stock, and the payment of common stock dividends.

•
A $185.0 million decrease in investment securities, mainly driven by principal repayments of $171.5 million, which include scheduled repayments of $91.4 million and maturities of $80.1 million, and a $15.1 million decrease in the fair value of available-for-sale debt securities attributable to changes in market interest rates.

•
A $130.7 million increase in total loans. The variance consisted of increases of $80.9 million in the Florida region and $50.1 million in the Puerto Rico region, partially offset by a decrease of $0.3 million in the Virgin Islands region. On a portfolio basis, the variance consisted of increases of $123.9 million in commercial and construction loans, and $22.2 million in consumer loans, primarily auto loans and finance leases, partially offset by a $15.4 million decrease in residential mortgage loans. The growth of $56.8 million in commercial and industrial loans was mainly in the Puerto Rico region driven by increased lines of credit utilization and the origination of two term loans, which includes the origination of a $13.6 million loan to a municipality in Puerto Rico, partially offset by multiple payoffs and paydowns. In addition, the growth of $44.6 million in commercial mortgage loans was driven by the origination of three term loans in the Florida region, each in excess of $10 million, with an aggregate balance of $52.3 million.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the first quarter of 2024, a decrease of $214.9 million compared to the fourth quarter of 2023. The variances by geography and portfolio basis follow:
Total loan originations in the Puerto Rico region amounted to $807.5 million in the first quarter of 2024, a decrease of $254.5 million, compared to $1.1 billion in the fourth quarter of 2023. The $254.5 million decline in total loan originations consisted of decreases of $209.9 million in commercial and construction loans, $31.1 million in consumer loans and $13.5 million in residential mortgage loans. The decrease in commercial and construction loans was mainly driven by the $150.0 million commercial and industrial participated loan funded in the fourth quarter of 2023 in connection with the financial closing of a public-private partnership (P3) for improvement of infrastructure for toll roads.
Total loan originations in the Virgin Islands region amounted to $19.1 million in the first quarter of 2024, compared to $19.5 million in the fourth quarter of 2023. The $0.4 million decline in total loan originations consisted of decreases of $1.3 million in consumer loans and $0.2 million in commercial and construction loans, partially offset by a $1.1 million increase in residential mortgage loans.
Total loan originations in the Florida region amounted to $260.4 million in the first quarter of 2024, compared to $220.4 million in the fourth quarter of 2023. The $40.0 million growth in total loan originations was mainly due to a $41.4 million increase in commercial and construction loans, principally in commercial mortgage loans, mainly due to the aforementioned origination during the first quarter of 2024 of three large relationships each over $10 million with an aggregate balance of $52.3 million.
Total liabilities were approximately $17.4 billion as of March 31, 2024, a decrease of $0.7 million from December 31, 2023.
•	Total deposits decreased $10.4 million consisting of:

o
A $57.6 million decrease in brokered CDs. The decline reflects maturing short-term brokered CDs amounting to $195.4 million with an all-in cost of 5.42% that were paid off during the first quarter of 2024, partially offset by $138.0 million of new issuances with original average maturities of approximately 2 years and an all-in cost of 4.79%.

o
A $25.8 million decrease in deposits, excluding brokered CDs and government deposits, reflecting a decline of $28.3 million in the Florida region, partially offset by increases of $1.3 million in the Virgin Islands region, and $1.2 million in the Puerto Rico region. The decrease in such deposits is net of a $93.9 million increase in time deposits.

o
A $73.0 million increase in government deposits, which includes increases of $56.8 million in the Puerto Rico region, $14.2 million in the Virgin Islands region, and $2.0 million in the Florida region.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 15 of 30
Total stockholders’ equity amounted to $1.5 billion as of March 31, 2024, a decrease of $17.9 million from December 31, 2023, mainly driven by a $50.0 million in stock repurchases under the 2023 capital plan authorization of $225 million, $26.9 million in common stock dividends declared in the first quarter of 2024, and a $15.1 million decrease in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by net income generated in the first quarter of 2024.

As of March 31, 2024, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 15.90%, 15.90%, 18.36%, and 10.65%, respectively, as of March 31, 2024, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.10%, 16.10%, 18.57%, and 10.78%, respectively, as of December 31, 2023.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 16.12%, 16.89%, 18.15%, and 11.31%, respectively, as of March 31, 2024, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.33%, 17.11%, 18.36%, and 11.45%, respectively, as of December 31, 2023.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 16 of 30
Tangible Common Equity (Non-GAAP)
On a non-GAAP basis, the Corporation’s tangible common equity ratio decreased to 7.59% as of March 31, 2024, compared to 7.67% as of December 31, 2023.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,479,717	$1,497,609	$1,303,068	$1,397,999	$1,405,593
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(11,542)	(13,383)	(15,229)	(17,092)	(19,073)

Tangible common equity - non-GAAP	$1,429,564	$1,445,615	$1,249,228	$1,342,296	$1,347,909

Tangible Assets:
Total assets - GAAP	$18,890,961	$18,909,549	$18,594,608	$19,152,455	$18,977,114
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Other intangible assets	(11,542)	(13,383)	(15,229)	(17,092)	(19,073)

Tangible assets - non-GAAP	$18,840,808	$18,857,555	$18,540,768	$19,096,752	$18,919,430

Common shares outstanding	166,707	169,303	174,386	179,757	179,789

Tangible common equity ratio - non-GAAP	7.59%	7.67%	6.74%	7.03%	7.12%
Tangible book value per common share - non-GAAP	$8.58	$8.54	$7.16	$7.47	$7.50

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 17 of 30
Exposure to Puerto Rico Government

As of March 31, 2024, the Corporation had $313.7 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, an increase of $15.8 million when compared to $297.9 million as of December 31, 2023, mainly due to the origination of a $13.6 million loan to a municipality in Puerto Rico that is supported by assigned property tax revenues. As of March 31, 2024, approximately $202.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $59.2 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.9 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $39.6 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included an obligation of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.1 million (fair value of $1.6 million as of March 31, 2024), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.6 million as of March 31, 2024, of which $0.3 million is due to credit deterioration.
The aforementioned exposure to municipalities in Puerto Rico included $107.1 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans.  These bonds are accounted for as held-to-maturity debt securities.
As of March 31, 2024, the Corporation had $2.8 billion of public sector deposits in Puerto Rico, compared to $2.7 billion as of December 31, 2023. Approximately 20% of the public sector deposits as of March 31, 2024, were from municipalities and municipal agencies in Puerto Rico, and 80% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.
Conference Call / Webcast Information
First BanCorp.’s senior management will host an earnings conference call and live webcast on Tuesday, April 23, 2024, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839 for international callers. The participant access code is 829649. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until April 23, 2025. A telephone replay will be available one hour after the end of the conference call through May 23, 2024, at (866) 813-9403. The replay access code is 838187.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 18 of 30
Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report on Form 10-K”), and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the effect of the current interest rate environment and inflation levels or changes in interest rates on the level, composition and performance of the Corporation’s assets and liabilities, and corresponding effects on the Corporation’s net interest income, net interest margin, loan originations, deposit attrition, overall results of operations, and liquidity position; the effects of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system, which could result in, among other things, bank deposit runoffs, liquidity constraints, and increased regulatory requirements and costs; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, that may affect the future results of the Corporation; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers on which we rely, increased costs and losses and/or adverse effects to our reputation; general competitive factors and other market risks as well as the implementation of existent or planned strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions, dispositions, strategic partnerships, strategic operational investments and any anticipated efficiencies or other expected results related thereto; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on April 3, 2023, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or assumptions in applying those standards, and of forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividends to the Corporation; environmental, social, and governance (“ESG”) matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, the emergence or continuation of widespread health emergencies, geopolitical conflicts (including sanctions, war or armed conflict, such as the ongoing conflict in Ukraine, the conflict between Israel and Hamas, and the possible expansion of such conflicts in surrounding areas and potential geopolitical consequences), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio, and the potential for additional credit losses that could emerge from the downgrade of the U.S.’s Long-Term Foreign-Currency Issuer Rating to ‘AA+’ from ‘AAA’ in August 2023 and subsequent negative ratings outlooks; the impacts of applicable legislative, tax, or regulatory changes, as well as of the 2024 U.S. and Puerto Rico general election, on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 19 of 30
About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

###

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 20 of 30
EXHIBIT A
Table 1 – Condensed Consolidated Statements of Financial Condition
	As of
	March 31, 2024	December 31, 2023
(In thousands, except for share information)
ASSETS
Cash and due from banks	$680,734	$661,925
Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	3,485	939
Total money market investments	3,785	1,239
Debt securities available for sale, at fair value (ACL of $442 as of March 31, 2024 and $511 as of December 31, 2023)	5,047,179	5,229,984
Debt securities held to maturity, at amortized cost, net of ACL of $1,235 as of March 31, 2024 and $2,197 as of December 31, 2023 (fair value of $338,120 as of March 31, 2024 and $346,132 as of December 31, 2023)	348,095	351,981
Total debt securities	5,395,274	5,581,965
Equity securities	51,390	49,675
Total investment securities	5,446,664	5,631,640
Loans, net of ACL of $263,592 as of March 31, 2024 and $261,843 as of December 31, 2023	12,047,856	11,923,640
Loans held for sale, at lower of cost or market	12,080	7,368
Total loans, net	12,059,936	11,931,008
Accrued interest receivable on loans and investments	73,154	77,716
Premises and equipment, net	141,471	142,016
OREO	28,864	32,669
Deferred tax asset, net	147,743	150,127
Goodwill	38,611	38,611
Other intangible assets	11,542	13,383
Other assets	258,457	229,215
Total assets	$18,890,961	$18,909,549
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,346,326	$5,404,121
Interest-bearing deposits	11,199,185	11,151,864
Total deposits	16,545,511	16,555,985
Advances from the FHLB	500,000	500,000
Other borrowings	161,700	161,700
Accounts payable and other liabilities	204,033	194,255
Total liabilities	17,411,244	17,411,940
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (March 31, 2024 - 166,707,047 shares outstanding; December 31, 2023 - 169,302,812 shares outstanding)	22,366	22,366
Additional paid-in capital	959,319	965,707
Retained earnings	1,892,714	1,846,112
Treasury stock, at cost (March 31, 2024 - 56,956,069 shares; December 31, 2023 - 54,360,304 shares)	(740,447)	(697,406)
Accumulated other comprehensive loss	(654,235)	(639,170)
Total stockholdersʼ equity	1,479,717	1,497,609
Total liabilities and stockholdersʼ equity	$18,890,961	$18,909,549

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 21 of 30
Table 2 – Condensed Consolidated Statements of Income
	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
(In thousands, except per share information)
Net interest income:
Interest income	$268,505	$265,481	$242,396
Interest expense	71,985	68,799	41,511
Net interest income	196,520	196,682	200,885
Provision for credit losses - expense (benefit):
Loans	12,917	18,975	16,256
Unfunded loan commitments	281	(123)	(105)
Debt securities	(1,031)	(40)	(649)
Provision for credit losses - expense	12,167	18,812	15,502
Net interest income after provision for credit losses	184,353	177,870	185,383

Non-interest income:
Service charges and fees on deposit accounts	9,662	9,662	9,541
Mortgage banking activities	2,882	2,094	2,812
Card and processing income	11,312	11,015	10,918
Other non-interest income	10,127	10,838	9,247
Total non-interest income	33,983	33,609	32,518

Non-interest expenses:
Employees’ compensation and benefits	59,506	55,584	56,422
Occupancy and equipment	21,381	21,847	21,186
Business promotion	3,842	6,725	3,975
Professional service fees	12,676	11,250	11,973
Taxes, other than income taxes	5,129	5,535	5,112
FDIC deposit insurance	3,102	8,454	2,133
Net gain on OREO operations	(1,452)	(1,005)	(1,996)
Credit and debit card processing expenses	5,751	7,360	5,318
Other non-interest expenses	10,988	10,855	11,145
Total non-interest expenses	120,923	126,605	115,268

Income before income taxes	97,413	84,874	102,633
Income tax expense	23,955	5,385	31,935

Net income	$73,458	$79,489	$70,698

Net income attributable to common stockholders	$73,458	$79,489	$70,698

Earnings per common share:
Basic	$0.44	$0.47	$0.39
Diluted	$0.44	$0.46	$0.39

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 22 of 30
Table 3 – Selected Financial Data
	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.44	$0.47	$0.39
Net earnings per share - diluted	$0.44	$0.46	$0.39
Cash dividends declared	$0.16	$0.14	$0.14
Average shares outstanding	167,142	170,624	180,215
Average shares outstanding diluted	167,798	171,351	181,236
Book value per common share	$8.88	$8.85	$7.82
Tangible book value per common share (1)	$8.58	$8.54	$7.50
Common Stock Price: End of period	$17.54	$16.45	$11.42
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	1.56	1.70	1.55
Return on Average Common Equity	19.56	23.69	21.00
Interest Rate Spread (2)	3.35	3.34	3.84
Net Interest Margin (2)	4.27	4.23	4.48
Efficiency ratio (3)	52.46	54.98	49.39
Capital and Other:
Average Total Equity to Average Total Assets	7.99	7.16	7.36
Total capital	18.36	18.57	19.02
Common equity Tier 1 capital	15.90	16.10	16.33
Tier 1 capital	15.90	16.10	16.33
Leverage	10.65	10.78	10.57
Tangible common equity ratio (1)	7.59	7.67	7.12
Dividend payout ratio	36.41	30.05	35.69
Basic liquidity ratio (4)	19.60	19.82	21.42
Core liquidity ratio (5)	14.45	14.93	16.77
Loan to deposit ratio	74.48	73.65	72.22
Uninsured deposits, excluding fully collateralized deposits, to total deposits (6)	27.93	28.13	35.68

Asset Quality:

Allowance for credit losses for loans and finance leases to total loans held for investment	2.14	2.15	2.29
Net charge-offs (annualized) to average loans outstanding	0.37	0.69	0.46
Provision for credit losses for loans and finance leases to net charge-offs	115.66	91.46	122.51
Non-performing assets to total assets	0.69	0.67	0.68
Nonaccrual loans held for investment to total loans held for investment	0.76	0.69	0.77
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment	283.54	312.81	297.91
Allowance for credit losses for loans and finance leases to total nonaccrual loans held for investment, excluding residential estate loans	437.28	508.75	503.62

(1)
Non-GAAP financial measures (as defined above). Refer to Non-GAAP Disclosures, Statement of Financial Condition above and Table 4 below for additional information about the components and a reconciliation of these measures.

(2)
On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (non-GAAP financial measure). Refer to Non-GAAP Disclosures above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.
(6)	Exclude insured deposits not covered by federal deposit insurance.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 23 of 30
Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis
The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the first quarter of 2024 and fourth and first quarters of 2023. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net Interest Income
Interest income - GAAP	$268,505	$265,481	$242,396
Unrealized (gain) loss on derivative instruments	(2)	8	6
Interest income excluding valuations - non-GAAP	268,503	265,489	242,402
Tax-equivalent adjustment	4,813	4,262	6,347
Interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$273,316	$269,751	$248,749

Interest expense - GAAP	$71,985	$68,799	$41,511

Net interest income - GAAP	$196,520	$196,682	$200,885

Net interest income excluding valuations - non-GAAP	$196,518	$196,690	$200,891

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$201,331	$200,952	$207,238

Average Balances
Loans and leases	$12,207,840	$12,004,881	$11,519,399
Total securities, other short-term investments and interest-bearing cash balances	6,720,395	6,835,407	7,232,347
Average Interest-Earning Assets	$18,928,235	$18,840,288	$18,751,746
Average Interest-Bearing Liabilities	$11,838,159	$11,665,459	$10,957,892
Average Assets (1)	$18,858,299	$18,581,625	$18,557,156
Average Non-Interest-Bearing Deposits	$5,308,531	$5,384,264	$5,999,066

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.69%	5.59%	5.24%
Average rate on interest-bearing liabilities - GAAP	2.44%	2.34%	1.54%
Net interest spread - GAAP	3.25%	3.25%	3.70%
Net interest margin - GAAP	4.16%	4.14%	4.34%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.69%	5.59%	5.24%
Average rate on interest-bearing liabilities	2.44%	2.34%	1.54%
Net interest spread excluding valuations - non-GAAP	3.25%	3.25%	3.70%
Net interest margin excluding valuations - non-GAAP	4.16%	4.14%	4.34%

Average yield on interest-earning assets on a tax-equivalent basis
and excluding valuations - non-GAAP	5.79%	5.68%	5.38%
Average rate on interest-bearing liabilities	2.44%	2.34%	1.54%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.35%	3.34%	3.84%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.27%	4.23%	4.48%

(1)	Includes, among other things, the ACL on loans and finance leases and debt securities, as well as unrealized gains and losses on available-for-sale debt securities.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 24 of 30
Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)
	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter Ended	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2024	2023	2023	2024	2023	2023	2024	2023	2023
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$533,747	$503,293	$404,249	$7,254	$6,933	$4,650	5.45%	5.47%	4.67%
Government obligations (2)	2,684,169	2,738,478	2,909,976	9,053	9,161	10,765	1.35%	1.33%	1.50%
MBS	3,451,293	3,543,423	3,864,145	15,238	15,481	19,396	1.77%	1.73%	2.04%
FHLB stock	34,635	34,745	40,838	854	830	421	9.89%	9.48%	4.18%
Other investments	16,551	15,468	13,139	66	232	139	1.60%	5.95%	4.29%
Total investments (3)	6,720,395	6,835,407	7,232,347	32,465	32,637	35,371	1.94%	1.89%	1.98%
Residential mortgage loans	2,810,304	2,812,428	2,835,240	40,473	40,711	39,794	5.78%	5.74%	5.69%
Construction loans	218,854	211,641	146,041	4,537	4,295	2,676	8.32%	8.05%	7.43%
C&I and commercial mortgage loans	5,504,782	5,355,145	5,167,727	99,074	96,299	85,885	7.22%	7.13%	6.74%
Finance leases	863,685	844,780	735,500	17,127	16,584	13,809	7.95%	7.79%	7.61%
Consumer loans	2,810,215	2,780,887	2,634,891	79,640	79,225	71,214	11.37%	11.30%	10.96%
Total loans (4) (5)	12,207,840	12,004,881	11,519,399	240,851	237,114	213,378	7.91%	7.84%	7.51%
Total interest-earning assets	$18,928,235	$18,840,288	$18,751,746	$273,316	$269,751	$248,749	5.79%	5.68%	5.38%

Interest-bearing liabilities:
Time deposits	$2,892,355	$2,792,843	$2,342,360	$24,410	$22,304	$10,782	3.39%	3.17%	1.87%
Brokered CDs	749,760	572,105	166,698	9,680	7,452	1,587	5.18%	5.17%	3.86%
Other interest-bearing deposits	7,534,344	7,635,223	7,544,901	28,935	29,918	17,516	1.54%	1.55%	0.94%
Securities sold under agreements to repurchase	-	925	91,004	-	13	1,069	0.00%	5.58%	4.76%
Advances from the FHLB	500,000	502,446	629,167	5,610	5,709	7,176	4.50%	4.51%	4.63%
Other borrowings	161,700	161,917	183,762	3,350	3,403	3,381	8.31%	8.34%	7.46%
Total interest-bearing liabilities	$11,838,159	$11,665,459	$10,957,892	$71,985	$68,799	$41,511	2.44%	2.34%	1.54%
Net interest income				$201,331	$200,952	$207,238
Interest rate spread							3.35%	3.34%	3.84%
Net interest margin							4.27%	4.23%	4.48%

(1)
On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)
Interest income on loans includes $3.2 million, $3.0 million, and $3.1 million, for the quarters ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 25 of 30
Table 6 – Loan Portfolio by Geography
	As of March 31, 2024
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,164,347	$162,893	$474,347	$2,801,587

Commercial loans:
Construction loans	144,094	3,530	89,664	237,288
Commercial mortgage loans	1,705,745	63,502	592,484	2,361,731
Commercial and Industrial loans	2,163,439	126,560	940,996	3,230,995
Commercial loans	4,013,278	193,592	1,623,144	5,830,014

Finance leases	871,927	-	-	871,927

Consumer loans	2,734,347	67,946	5,627	2,807,920
Loans held for investment	9,783,899	424,431	2,103,118	12,311,448

Loans held for sale	12,080	-	-	12,080
Total loans	$9,795,979	$424,431	$2,103,118	$12,323,528

	As of December 31, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,187,875	$168,131	$465,720	$2,821,726

Commercial loans:
Construction loans	111,664	3,737	99,376	214,777
Commercial mortgage loans	1,725,325	65,312	526,446	2,317,083
Commercial and Industrial loans	2,130,368	119,040	924,824	3,174,232
Commercial loans	3,967,357	188,089	1,550,646	5,706,092

Finance leases	856,815	-	-	856,815

Consumer loans	2,726,457	68,498	5,895	2,800,850
Loans held for investment	9,738,504	424,718	2,022,261	12,185,483

Loans held for sale	7,368	-	-	7,368
Total loans	$9,745,872	$424,718	$2,022,261	$12,192,851

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 26 of 30
Table 7 – Non-Performing Assets by Geography
	As of March 31, 2024
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$17,521	$6,693	$8,471	$32,685
Construction	531	967	-	1,498
Commercial mortgage	3,037	8,939	-	11,976
Commercial and Industrial	13,431	1,119	10,517	25,067
Consumer and finance leases	21,503	203	33	21,739
Total nonaccrual loans held for investment	56,023	17,921	19,021	92,965
OREO	24,577	4,287	-	28,864
Other repossessed property	5,916	287	23	6,226
Other assets (1)	1,551	-	-	1,551
Total non-performing assets (2)	$88,067	$22,495	$19,044	$129,606
Past due loans 90 days and still accruing (3)	$51,614	$5,762	$139	$57,515

	As of December 31, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$18,324	$6,688	$7,227	$32,239
Construction	595	974	-	1,569
Commercial mortgage	3,106	9,099	-	12,205
Commercial and Industrial	13,414	1,169	667	15,250
Consumer and finance leases	21,954	419	71	22,444
Total nonaccrual loans held for investment	57,393	18,349	7,965	83,707
OREO	28,382	4,287	-	32,669
Other repossessed property	7,857	252	6	8,115
Other assets (1)	1,415	-	-	1,415
Total non-performing assets (2)	$95,047	$22,888	$7,971	$125,906
Past due loans 90 days and still accruing (3)	$53,308	$6,005	$139	$59,452

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)
Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $8.6 million as of March 31, 2024 (December 31, 2023 - $8.3 million).

(3)
These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.8 million as of March 31, 2024 (December 31, 2023 - $7.9 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 27 of 30
Table 8 – Allowance for Credit Losses on Loans and Finance Leases
Quarter Ended
March 31,	December 31,	March 31,
2024	2023	2023
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$261,843	$263,615	$260,464
Impact of adoption of ASU 2022-02	-	-	2,116
Provision for credit losses on loans and finance leases expense	12,917	18,975	16,256
Net (charge-offs) recoveries of loans and finance leases:
Residential mortgage	(244)	287	(486)
Construction	10	(4)	63
Commercial mortgage	40	(539)	150
Commercial and Industrial	4,660	(1)	(28)
Consumer loans and finance leases	(15,634)	(1)	(20,490)	(12,968)
Net charge-offs	(11,168)	(1)	(20,747)	(13,269)
Allowance for credit losses on loans and finance leases, end of period	$263,592	$261,843	$265,567

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.14%	2.15%	2.29%
Net charge-offs (annualized) to average loans outstanding during the period	0.37%	0.69%	0.46%
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.16	x	0.91	x	1.23	x

(1)	For the quarter ended March 31, 2024, includes a recovery totaling $9.5 million associated with the bulk sale of fully charged-off consumer loans.

Table 9  – Annualized Net Charge-Offs (Recoveries) to Average Loans
	Quarter Ended
	March 31, 2024		December 31, 2023	March 31, 2023
Residential mortgage	0.03%		-0.04%	0.07%
Construction	-0.02%		0.01%	-0.17%
Commercial mortgage	-0.01%		0.09%	-0.03%
Commercial and Industrial	-0.59%		0.00%	0.00%
Consumer loans and finance leases	1.70%	(1)	2.26%	1.54%
Total loans	0.37%	(1)	0.69%	0.46%

(1)
The recovery associated with the aforementioned bulk sale reduced the consumer loans and finance leases and total net charge-offs to related average loans for the quarter ended March 31, 2024 by 104 basis points and 31 basis points, respectively.

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2024 – Page 28 of 30
Table 10 – Deposits
	As of
	March 31, 2024	December 31, 2023
(In thousands)
Time deposits	$2,961,526	$2,833,730
Interest-bearing saving and checking accounts	7,511,973	7,534,800
Non-interest-bearing deposits	5,346,326	5,404,121
Total deposits, excluding brokered CDs (1)	15,819,825	15,772,651
Brokered CDs	725,686	783,334
Total deposits	$16,545,511	$16,555,985
Total deposits, excluding brokered CDs and government deposits	$12,574,900	$12,600,719

(1)	As of each March 31, 2024 and December 31, 2023, government deposits amounted to $3.2 billion.